Exhibit (a)(5)(i)

NexPoint Capital, Inc. Announces Tender Offer for Common Stock

DALLAS, August 21, 2026 —NexPoint Capital, Inc. (the “Company”), a non-traded publicly registered business development company sponsored and managed by NexPoint Advisors, L.P. (the “Investment Adviser”), today announced that it will commence a voluntary tender offer on or about August 21, 2026 (the “Tender Offer”) for up to 1.0% of its outstanding common stock (“Shares”).

The purchase price of each Share will be not less than the net asset value (“NAV”) per Share of the Company’s common stock (“NAV Per Share”) (as determined in good faith by the Investment Adviser in its sole discretion in accordance with the valuation policies and procedures established by the Investment Adviser and approved by the board of directors of the Company) next calculated following the Expiration Date (as defined in the Offer to Purchase) (the date of repurchase) plus any unpaid dividends accrued through the expiration date of the Tender Offer.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell Shares of the Company. The Company has filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal, and other related documents (the “Tender Offer Documents”). The Tender Offer Documents will be sent by mail to holders of the Shares. Shareholders of the Company may obtain additional copies of the Tender Offer Documents for the Company, without charge, by contacting the Tender Agent for the Tender Offer, LODAS Transfer, LLC, at 1-833-586-1960. Shareholders can also obtain the Tender Offer Documents free of charge on the SEC’s website at www.sec.gov. Shareholders should read these documents and related exhibits, as the documents contain important information about the Company’s Tender Offer.

Tender Offer Questions and Additional Information

Any questions regarding the Tender Offer can be directed to the Company’s Tender Agent, LODAS Transfer, LLC, at 1-833-586-1960. The Company’s NAV Per Share, $4.67 as of July 31, 2026, (the last Investment Adviser-approved NAV), as well as other information, including information about management and the healthcare-focused investment strategy, are available at www.nexpoint.com. The information on or accessible through www.nexpoint.com is not incorporated by reference herein.

About NexPoint Capital, Inc.

NexPoint Capital, Inc. is a non-traded, publicly registered business development company sponsored and managed by NexPoint Advisors, L.P.

About NexPoint Advisors, L.P.

NexPoint Advisors, L.P. (“NexPoint Advisors”) is an SEC-registered adviser on the NexPoint alternative investment platform (“NexPoint”). NexPoint Advisors serves as the adviser to a suite of funds and investment vehicles, including a closed-end fund, interval fund, business development company (“BDC”), and various real estate vehicles. For more information visit www.nexpoint.com.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of NexPoint Advisors’ sponsored investment products, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. NexPoint Advisors undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy, or investment product. Neither the Company, nor the Company’s Board of Directors, nor NexPoint Advisors makes any recommendation as to whether to tender or not to tender any Shares in the Tender Offer. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.

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Contact Information for Tender Offer:

Financial Advisors: (855) 498-1580

Shareholders: (833) 586-1960

Media Relations: Comms@nexpoint.com